Exhibit 10.27

LOAN AGREEMENT AND PROMISSORY NOTE

Principal Amount: US $25,000.00	Effective Date: July 13, 2026

This Loan Agreement and Promissory Note (this “Note”) is made and entered into as of the Effective Date set forth above by and between Dylan Monroe, an individual residing in Miami-Dade County, Florida (“Lender”) and Space-Eyes, Inc., a [Delaware] corporation with its principal place of business in Miami, Florida (“Borrower” or the “Company”). Lender and Borrower are each a “Party” and together the “Parties.”

RECITALS

WHEREAS, Lender is an officer and director of Borrower, and this Note constitutes a related-party transaction that has been reviewed and approved by the disinterested member(s) of Borrower’s Board of Directors in accordance with applicable law and Borrower’s governance policies;

WHEREAS, Lender has advanced, or concurrently herewith is advancing, to Borrower the aggregate principal sum of Twenty-Five Thousand and 00/100 Dollars (US $25,000.00) (the “Loan”) for general working capital purposes; and

WHEREAS, the Parties desire to memorialize the terms of the Loan;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Promise to Pay. FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay to the order of Lender the principal sum of Twenty-Five Thousand and 00/100 Dollars (US $25,000.00), together with accrued and unpaid interest thereon, in accordance with the terms of this Note. Borrower acknowledges receipt of the full principal amount of the Loan, funded on July , 2026 by wire transfer to Borrower’s operating account at JP Morgan Chase Bank, wire transfer originated from PNC Bank, which funding records the Parties shall retain as evidence of the Loan.

2. Interest. The unpaid principal balance of this Note shall bear simple interest at a fixed rate of [4.00]% per annum, which the Parties intend to equal or exceed the Applicable Federal Rate (“AFR”) prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), for the term of this Note (annual compounding), as published by the Internal Revenue Service for the month in which the Loan was funded. If the stated rate is at any time determined to be less than the minimum AFR required to avoid the imputation of interest under Sections 1274 or 7872 of the Code, the stated rate shall be deemed automatically increased, retroactively to the date of funding, to the lowest rate sufficient to satisfy such requirements. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed, shall accrue from the date of funding, and shall be payable at the times principal is payable hereunder. Borrower shall accrue interest on this Note on its books and records in accordance with U.S. generally accepted accounting principles (“GAAP”), regardless of whether interest is then currently payable.

3. Maturity; Payments. The entire outstanding principal balance, together with all accrued and unpaid interest, shall be due and payable in full on the earlier of (a) July 6, 2027 (the “Maturity Date”) and (b) at Lender’s election exercised by written notice, the date that is thirty (30) days following the closing of a Change of Control or business combination transaction involving Borrower (including a business combination with a special purpose acquisition company), provided that any repayment under this clause (b) shall be subject to Section 8 (Subordination) and to any restrictions in the definitive agreements governing such transaction. All payments shall be made in lawful money of the United States by wire transfer to an account designated by Lender, and shall be applied first to costs of collection (if any), then to accrued interest, then to principal.

4. Prepayment. Borrower may prepay this Note in whole or in part at any time without premium or penalty. Partial prepayments shall be applied first to accrued interest and then to principal.

5. Unsecured Obligation. This Note is a general unsecured obligation of Borrower. Nothing herein grants Lender any lien on or security interest in any assets of Borrower.

6. Events of Default. Each of the following shall constitute an “Event of Default”: (a) Borrower fails to pay any amount due under this Note within ten (10) business days after written notice that such amount is past due; (b) Borrower commences a voluntary case under any bankruptcy, insolvency, or similar law, makes a general assignment for the benefit of creditors, or has an involuntary case commenced against it that is not dismissed within sixty (60) days; or (c) Borrower breaches any material covenant of this Note and fails to cure such breach within fifteen (15) business days after written notice. Upon an Event of Default, Lender may declare all amounts under this Note immediately due and payable, and the outstanding balance shall thereafter bear interest at the lesser of [8.00]% per annum and the maximum rate permitted by applicable law.

7. Borrower Representations. Borrower represents and warrants that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation; (b) the execution, delivery, and performance of this Note have been duly authorized by all necessary corporate action, including approval by the disinterested member(s) of the Board of Directors; and (c) this Note constitutes a legal, valid, and binding obligation of Borrower, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting creditors’ rights and to general principles of equity.

8. Subordination. Lender agrees that the indebtedness evidenced by this Note is and shall be subordinate in right of payment to Borrower’s existing and future senior indebtedness owed to unaffiliated institutional lenders, and Lender agrees to execute customary subordination agreements reasonably requested by any such senior lender; provided that, absent a payment default on senior indebtedness, Borrower may make regularly scheduled payments and permitted prepayments under this Note.

9. Related-Party Transaction; Disclosure; Books and Records. The Parties acknowledge that Lender is an executive officer and director of Borrower and that this Note is a related-party transaction. Borrower shall record the Loan as indebtedness, and shall accrue and disclose the Loan and related interest, in its financial statements in accordance with GAAP (including ASC 850, Related Party Disclosures) and, as applicable, the disclosure requirements of Regulation S-X and Item 404 of Regulation S-K. Borrower may disclose this Note and its terms as required by applicable law, including in filings with the U.S. Securities and Exchange Commission (including any registration statement on Form S-4 or proxy statement) and to its independent registered public accounting firm, counsel, and transaction counterparties. Each Party shall cooperate with, and provide customary confirmations and supporting documentation (including evidence of funding and board approval) reasonably requested by, Borrower’s independent registered public accounting firm in connection with any audit or review conducted under standards of the Public Company Accounting Oversight Board. The Parties intend that this Note reflect arm’s-length terms, including an interest rate not less than the AFR.

10. Tax Matters. The Parties intend that this Note be treated as indebtedness of Borrower, and not as equity or a capital contribution, for U.S. federal, state, and local income tax purposes, and each Party shall file all tax returns and reports consistently with such treatment unless otherwise required by a final determination of a taxing authority. Interest paid or accrued hereunder shall be reported by Lender as interest income and by Borrower as interest expense, in each case in accordance with applicable law. Borrower shall timely prepare and file, and furnish to Lender, any information returns required with respect to interest paid under this Note (including IRS Form 1099-INT, if applicable), and each Party shall provide the other with any tax forms or certifications (including IRS Form W-9) reasonably required in connection therewith. Neither Party has provided tax advice to the other, and each Party has had the opportunity to consult its own tax advisors regarding the Loan.

11. Usury Savings. Notwithstanding anything herein, in no event shall the interest payable under this Note exceed the maximum rate permitted by applicable law. Any amount collected in excess of such maximum shall be applied to principal or refunded to Borrower.

12. Miscellaneous. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict-of-laws principles. Exclusive venue for any action arising out of this Note shall lie in the state or federal courts located in Miami-Dade County, Florida, and each Party waives any objection to such venue. Borrower waives presentment, demand, protest, and notice of dishonor. No amendment or waiver of any provision of this Note shall be effective unless in writing and signed by both Parties. This Note may not be assigned by Borrower without Lender’s prior written consent; Lender may assign this Note upon written notice to Borrower. If any provision of this Note is held unenforceable, the remaining provisions shall remain in full force and effect. This Note constitutes the entire agreement of the Parties with respect to the Loan and supersedes all prior discussions. This Note may be executed in counterparts, including by electronic signature, each of which shall be deemed an original. Borrower shall pay Lender’s reasonable costs of collection, including attorneys’ fees, following an Event of Default. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF THIS NOTE.

IN WITNESS WHEREOF, the Parties have executed this Loan Agreement and Promissory Note as of the Effective Date.

BORROWER: SPACE-EYES, INC.

By:	/s/ Capt. Jatin Bains
Name:	Capt. Jatin Bains
Title:	Chief Executive Officer
Date:	July 13, 2026

LENDER:

By:	/s/ Dylan Monroe
Name:	Dylan Monroe, an individual
Date:	July13, 2026

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